EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FOURTH QUARTER AND 2012 FISCAL YEAR

BOISE, Idaho, September 27, 2012 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its fourth quarter and 2012 fiscal year, which ended August 30, 2012. For the fourth quarter, the company had a net loss attributable to Micron shareholders of $243 million, or $0.24 per diluted share, on net sales of $2.0 billion. The results for the fourth quarter of fiscal 2012 compare to a net loss of $320 million, or $0.32 per diluted share, on net sales of $2.2 billion for the third quarter of fiscal 2012, and a net loss of $135 million, or $0.14 per diluted share, on net sales of $2.1 billion for the fourth quarter of fiscal 2011.

For the 2012 fiscal year, the company had a net loss attributable to Micron shareholders of $1.03 billion, or $1.04 per diluted share, on net sales of $8.2 billion. Cash flows from operations were $2.1 billion for fiscal 2012. The results for fiscal 2012 compare to net income of $167 million, or $0.17 per diluted share, on net sales of $8.8 billion for the 2011 fiscal year. Revenues from sales of NAND Flash products were 14 percent higher in fiscal 2012 compared to fiscal 2011 due to a 106 percent increase in unit sales volume from the ramp of the IM Flash Singapore wafer fabrication facility partially offset by a 45 percent decrease in average selling prices. Revenues from sales of DRAM products were 12 percent lower in fiscal 2012 compared to fiscal 2011 due to a 45 percent decrease in average selling prices, partially offset by a 59 percent increase in unit sales volumes.

“In 2012, despite difficult market conditions and lower average selling prices, we continued to execute on our technology and manufacturing roadmaps and moved our products increasingly into premium segments. Our focus throughout 2013 is to drive additional cost reductions and advance our leading-edge memory technology to achieve increased manufacturing efficiencies,” said Micron CEO Mark Durcan.

Revenues from sales of NAND Flash products were 12 percent lower in the fourth quarter of fiscal 2012 compared to the third quarter of fiscal 2012, due to an 11 percent decrease in sales volume. The decrease in sales volume was due primarily to a one-time increase in volume in the third quarter or fiscal 2012 from the sale of work in process inventories resulting from the restructuring of the IM Flash joint venture with Intel Corporation. Revenues from sales of DRAM products in the fourth quarter of fiscal 2012 were 9 percent lower compared to the third quarter of fiscal 2012 due to a 9 percent decrease in sales volume. Sales of NOR Flash products were approximately 12 percent of total net sales for the fourth quarter of fiscal 2012. The company’s consolidated gross margin of 11 percent in the fourth quarter of fiscal 2012 was essentially unchanged from the third quarter of fiscal 2012. Improvements in margin from sales of NAND Flash and NOR Flash products were offset by declines in margins from sales of DRAM products.

Cash flows from operations for the fourth quarter of fiscal 2012 were $450 million. During the fourth quarter of fiscal 2012, the company invested $372 million in capital expenditures and ended the quarter with cash and investments of $2.9 billion. For all of fiscal 2012, the company invested approximately $1.9 billion in capital expenditures.

The company will host a conference call Thursday, September 27 at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s website until October 4, 2013. A taped audio replay of the conference call will also be available at (404) 537-3406 (conference number: 30042409) beginning at 5:30 p.m. MDT, Thursday, September 27, 2012 and continuing until 5:30 p.m. MDT, Thursday, October 4, 2012.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash  and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Aug. 30,	May 31,	Sep. 1,	Aug. 30,	Sep. 1,
	2012	2012	2011	2012	2011

Net sales	$1,963	$2,172	$2,140	$8,234	$8,788
Cost of goods sold	1,744	1,938	1,819	7,266	7,030
Gross margin	219	234	321	968	1,758
Selling, general and administrative	139	156	155	620	592
Research and development	235	231	209	918	791
Other operating (income) expense, net (1)	(15)	38	8	48	(380)
Operating income (loss)	(140)	(191)	(51)	(618)	755
Interest income (expense), net (2)	(52)	(53)	(28)	(171)	(101)
Other non-operating income (expense), net (3)	(4)	1	1	35	(103)
Income tax (provision) benefit (4)	(14)	38	(16)	17	(203)
Equity in net losses of equity method investees (5)	(32)	(115)	(40)	(294)	(158)
Net income attributable to noncontrolling interests	(1)	--	(1)	(1)	(23)
Net income (loss) attributable to Micron	$(243)	$(320)	$(135)	$(1,032)	$167

Earnings (loss) per share:
Basic	$(0.24)	$(0.32)	$(0.14)	$(1.04)	$0.17
Diluted	(0.24)	(0.32)	(0.14)	(1.04)	0.17

Number of shares used in per share calculations:
Basic	1,013.1	987.3	992.2	991.2	988.0
Diluted	1,013.1	987.3	992.2	991.2	1,007.5

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Aug. 30,	May 31,	Sep. 1,
	2012	2012	2011

Cash and short-term investments	$2,559	$2,325	$2,160
Receivables	1,289	1,333	1,497
Inventories	1,812	1,894	2,080
Total current assets	5,758	5,630	5,832
Long-term marketable investments	374	361	52
Property, plant and equipment, net	7,103	7,158	7,555
Total assets	14,328	14,316	14,752

Accounts payable and accrued expenses	1,641	1,547	1,830
Current portion of long-term debt	224	262	140
Total current liabilities	2,243	2,177	2,480
Long-term debt (2)	3,038	2,936	1,861

Total Micron shareholders’ equity	7,700	7,811	8,470
Noncontrolling interests in subsidiaries (6)	717	675	1,382
Total equity	8,417	8,486	9,852

	Year Ended
	Aug. 30,	Sep. 1,
	2012	2011

Net cash provided by operating activities	$2,114	$2,484
Net cash used for investing activities	(2,312)	(2,042)
Net cash provided by (used for) financing activities	497	(1,195)

Depreciation and amortization	2,222	2,162
Expenditures for property, plant and equipment	(1,699)	(2,550)
Payments on equipment purchase contracts	(172)	(322)
Net contributions from (distributions to/acquisitions of) noncontrolling interests	(660)	(376)

Noncash equipment acquisitions on contracts payable and capital leases	897	469

(1)	Other operating (income) expense consisted of the following:

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Aug. 30,	May 31,	Sep. 1,	Aug. 30,	Sep. 1,
	2012	2012	2011	2012	2011

(Gain) loss from changes in currency exchange rates	$(8)	$1	$--	$6	$6
(Gain) loss on disposition of property, plant and equipment	(5)	4	6	5	(17)
Samsung patent cross-license agreement	--	--	--	--	(275)
Gain from disposition of Japan Fab	--	--	--	--	(54)
Restructure	1	--	4	7	(21)
Other	(3)	33	(2)	30	(19)
	$(15)	$38	$8	$48	$(380)

Other operating expense in the third quarter of fiscal 2012 in the table above includes $17 million from the termination of a lease with IM Flash Technologies, LLC (“IMFT”), a joint venture of the company, and a charge of $10 million to write off a receivable in connection with resolution of certain prior year tax matters.

In the first quarter of fiscal 2011, the company entered into a 10-year patent cross-license agreement with Samsung Electronics Co. Ltd. (“Samsung”). Other operating income for fiscal 2011 included gains of $275 million for cash received from Samsung under the agreement. The agreement is a life-of-patents license for existing patents and applications, and a 10-year term license for all other patents.

In the third quarter of fiscal 2011, the company sold its wafer fabrication facility in Japan (the “Japan Fab”) to Tower Semiconductor Ltd. (“Tower”). Under the arrangement, Tower paid $40 million in cash, approximately 1.3 million ordinary shares of Tower (subsequent to a 1 for 15 reverse stock split on August 6, 2012), and $20 million in installment payments. The company recorded a gain of $54 million (net of transaction costs of $3 million) in connection with the sale of the Japan Fab.

Other operating income in fiscal 2011 included $8 million for receipts from the U.S. government in connection with anti-dumping tariffs.

(2)
In the third quarter of fiscal 2012, the company issued $550 million of 2.375% Convertible Senior Notes due May 1, 2032 (the “2032C Notes”) and $450 million of 3.125% Convertible Senior Notes due May 1, 2032 (the “2032D Notes” and, together with the 2032C Notes, the “2032 Notes”). Issuance costs for the 2032 Notes totaled $21 million. The initial conversion rate for the 2032C Notes is 103.8907 shares of common stock per $1,000 principal amount, equivalent to an initial conversion price of approximately $9.63 per share of common stock. The initial conversion rate for the 2032D Notes is 100.1803 shares of common stock per $1,000 principal amount, equivalent to an initial conversion price of approximately $9.98 per share of common stock. Upon the issuance of the 2032 Notes, the company recorded $805 million of debt, $191 million of additional capital and $17 million of deferred debt issuance costs (included in other noncurrent assets). The difference between the debt recorded at inception and the principal amount ($104 million for the 2032C Notes and $92 million for the 2032D Notes) is being accreted to principal through interest expense through May 2019 for the 2032C Notes and May 2021 for the 2032D Notes, the expected life of the notes.

Concurrent with the offering of the 2032C and 2032D Notes, the company entered into capped call transactions (the “2012C Capped Calls” and “2012D Capped Calls”) that have an initial strike price of approximately $9.80 and $10.16 per share, respectively, subject to certain adjustments, which was set to be slightly higher than the initial conversion prices of the 2032C Notes and 2032D Notes. The 2012C and 2012D Capped Calls have cap prices that range from approximately $14.26 per share to $16.04 per share. The 2012C and 2012D Capped Calls are intended to reduce the potential dilution upon conversion of the 2032C and 2032D Notes. The 2012C and 2012D Capped Calls are considered capital transactions and the related cost of $103 million was recorded as a charge to additional capital.

In the third quarter of fiscal 2012, the company provided a written notice to redeem the company’s 2013 convertible senior notes (the “2013 Notes”) on June 4, 2012. In the third quarter of fiscal 2012, $23 million of principal amount of the 2013 Notes was converted by holders into 4.4 million shares. The remaining $116 million principal amount was converted by holders into 22.9 million shares in the fourth quarter of fiscal 2012. In connection with the redemption, the company paid a “make-whole premium” of $9 million, which was reflected in interest expense for the third quarter of fiscal 2012.

(3)
Other non-operating income for fiscal 2012 included $35 million in net gains from the disposition of noncurrent equity investments. Other non-operating income for fiscal 2011 included $15 million for the termination of the company’s debt guarantee obligation recorded in connection with the acquisition of Numonyx and a $111 million loss recognized in connection with a series of debt restructure transactions with certain holders of the company’s convertible notes.

(4)
Income taxes for the third quarter and full fiscal 2012 included a tax benefit of $42 million and $56 million, respectively, related to the favorable resolution of certain prior year tax matters, which were previously reserved as uncertain tax positions. Income taxes in fiscal 2011 included a net charge of $74 million, of which $27 million was related to the gain on the disposition of the Japan Fab and $47 million was to record a valuation allowance against certain remaining deferred tax assets at the company’s Japanese subsidiary. Income taxes in fiscal 2011 also included charges of $45 million in connection with the Samsung license agreement and $19 million to reduce net deferred tax assets in connection with changes in certain tax rates. Remaining taxes in fiscal 2012 and 2011 primarily reflect taxes on the company’s non-U.S. operations. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Taxes attributable to the company’s U.S. operations in fiscal 2012 and 2011 were substantially offset by changes in the valuation allowance.

(5)
As a result of the ongoing challenging global environment in the solar industry and unfavorable worldwide supply and demand conditions, on May 25, 2012, the Board of Directors of Transform Solar Pty Ltd. (“Transform”), an equity method investment of the company, approved a liquidation plan. As a result of the liquidation plan, the company recognized a charge in the third quarter of fiscal 2012 of $69 million.

(6)
On April 6, 2012, the company entered into a series of agreements with Intel Corporation (“Intel”) to restructure IM Flash. The company acquired Intel’s remaining 18% interest in IM Flash Singapore, LLP (“IMFS”) for $466 million. The company also acquired IMFT’s assets located at its Virginia wafer fabrication facility, for which Intel received a distribution from IMFT of $139 million. Additionally, the company received a $300 million deposit from Intel which may be applied either to Intel’s purchases of NAND Flash under a supply agreement or, under certain circumstances, refunded. The company and Intel will continue to share output of IMFT and certain research and development costs generally in proportion to their investments in IMFT. The agreements also provided for the following:

•	expansion of the scope of the IMFT joint venture to include certain emerging memory technologies;
•	supply of NAND Flash memory products and certain emerging memory products to Intel on a cost-plus basis and termination of IMFS’s supply agreement with the company and Intel;
•	extension of IMFT’s joint venture agreement through 2024;
•
certain buy-sell rights, commencing in 2015, pursuant to which Intel may elect to sell to the company, or the company may elect to purchase from Intel, Intel’s interest in IMFT (if Intel so elects, the company would set the closing date of the transaction within two years following such election and could elect to receive financing from Intel for one to two years);

•	termination of IMFT’s lease to use approximately 50% of the company’s Virginia fabrication facility; and
•	financing of $65 million provided by Intel to the company under a two-year senior unsecured promissory note, payable with interest in approximately equal quarterly installments.